EXHIBIT 99.1

Jos. A. Bank Reports Results for Fourth Quarter of Fiscal Year 2013

Adjusted Earnings Per Share Increased 9% for the Quarter

Sales Trends, Which Were Positive in Q4, Also Up in February and March

HAMPSTEAD, Md., April 2, 2014 (GLOBE NEWSWIRE) -- Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) (the "Company") today announced that adjusted earnings per diluted share were $1.07 for the fourth quarter of fiscal 2013, representing a 9% increase compared to adjusted earnings per diluted share of $.98 in the fourth quarter of fiscal 2012, and at the midpoint of the projected EPS range previously announced by the Company. R. Neal Black, President and CEO, said, "The initiatives we have undertaken to improve both our top and bottom line performance are delivering results. As we previously reported, our sales through the holidays were robust, with comparable brand sales up 9.1% between November 3rd and December 24th. While this was offset by the impact of the snow storms and nationwide deep freeze in the post-holiday period, the combination of our improved marketing efficiency through our new promotional strategies and strict financial discipline allowed us to deliver the 9% gain in adjusted earnings per share."

He added, "We have generated double-digit total sales gains in fiscal February and the first four weeks of fiscal March of 2014, reflecting positive consumer response to our promotions as well as ongoing strength in the non-promotional portion of our business. We are focused on maintaining this sales momentum while improving our profitability."

The adjusted earnings for the fourth quarter of fiscal year 2013 exclude expenses of approximately $.07 per diluted share for legal and other professional services related to the Company's announced acquisition by The Men's Wearhouse, Inc. and other strategic activity, and $.02 per diluted share for estimated non-cash asset impairment charges. Including these amounts, GAAP earnings for the fourth quarter of fiscal year 2013 were $0.98 per diluted share.

The Company's fourth quarter 2012 adjusted earnings of $.98 per diluted share exclude approximately $.02 per diluted share for non-cash asset impairment charges and approximately $.05 per diluted share for the estimated positive impact of the 14th week in 2012. Including these amounts, GAAP earnings for the fourth quarter of fiscal 2012 were $1.01 per diluted share. The 13-week fourth quarter of fiscal year 2013 ended February 1, 2014; the 14-week quarter of fiscal year 2012 ended February 2, 2013.

Fiscal February 2014 ended on March 1, 2014 and fiscal March 2014 will end on April 5, 2014.

Consistent with previously announced expectations, total comparable brand sales for the 13 week fourth quarter of fiscal year 2013 increased 1.8% when compared to the same comparable period of fiscal year 2012 and Direct sales increased 10.6%. Total sales for the fourth quarter of fiscal year 2013 increased 4.7% during the same period. Total sales for the 13 weeks of the 2013 fourth quarter versus the 14 weeks of the 2012 fourth quarter were up .4%, reaching $356 million compared to $355 million in the prior year period.

As announced on March 11, 2014, Jos. A. Bank and Men's Wearhouse entered into a definitive agreement under which Men's Wearhouse will purchase all outstanding shares of Jos. A. Bank for $65.00 per share in cash. The transaction is expected to close by the third quarter of 2014, subject to satisfaction of customary closing conditions.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories.The Company sells its full product line through 633 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Non-GAAP Measurements

This press release includes a non-GAAP financial measure. Jos. A. Bank is presenting adjusted earnings per diluted share, which is a non-GAAP financial measure. Jos. A. Bank believes presentation of this non-GAAP financial measure is useful to investors in connection with their financial analysis. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Jos. A. Bank's results prepared in accordance with GAAP. For a description of how Jos. A. Bank reconciles these non-GAAP financial measures to GAAP earnings, please see the third and fourth paragraphs of this press release.

FORWARD-LOOKING STATEMENTS

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with domestic and international economic activity and inflation, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton) and other production inputs (such as labor costs), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" and/or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended February 1, 2014. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

ADDITIONAL INFORMATION

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of Jos. A. Bank commenced by The Men's Wearhouse, Inc. and Java Corp., Jos. A. Bank has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission ("SEC"). Any solicitation/recommendation statement filed by Jos. A. Bank that is required to be mailed to stockholders will be mailed to stockholders of Jos. A. Bank. INVESTORS AND STOCKHOLDERS OF JOS. A. BANK ARE URGED TO READ THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the solicitation/recommendation statement and other documents (when available) filed with the SEC by Jos. A. Bank free of charge through the website maintained by the SEC at www.sec.gov. In addition, the solicitation/recommendation statement and other materials related to Men's Wearhouse's unsolicited proposal may be obtained from Jos. A. Bank free of charge by directing a request to Jos. A. Bank's Investor Relations Department, Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, MD 21074, 410-239-5900.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715
or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900
E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com

MEDIA CONTACT:
Thomas Davies/Molly Morse
Kekst and Company
212-521-4873/212-521-4826
thomas-davies@kekst.com
molly-morse@kekst.com

E-commerce Address for Jos. A. Bank Clothiers, Inc.:
www.josbank.com

JOS. A. BANK CLOTHIERS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 2, 2013 AND FEBRUARY 1, 2014

	February 2, 2013	February 1, 2014
	(In thousands, except share information)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 71,288	$ 305,531
Short-term investments	305,833	139,969
Accounts receivable, net	10,644	13,592
Inventories	330,502	304,322
Prepaid expenses and other current assets	23,922	23,060
Total current assets	742,189	786,474
NONCURRENT ASSETS:
Property, plant and equipment, net	152,360	148,966
Other noncurrent assets	298	298
Total assets	$ 894,847	$ 935,738
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 53,782	$ 32,946
Accrued expenses	104,639	115,023
Deferred tax liability — current	11,928	1,819
Total current liabilities	170,349	149,788
NONCURRENT LIABILITIES:
Deferred rent	45,531	41,296
Deferred tax liability — noncurrent	9,791	11,158
Other noncurrent liabilities	1,613	1,412
Total liabilities	227,284	203,654
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par, 45,000,000 shares authorized, 27,622,054 issued and outstanding at January 28, 2012 and 27,827,837 issued and outstanding at February 2, 2013	279	279
Additional paid-in capital	94,757	95,825
Retained earnings	572,718	636,044
Accumulated other comprehensive income (loss)	(191)	(64)
Total stockholders' equity	667,563	732,084
Total liabilities and stockholders' equity	$ 894,847	$ 935,738

Note: The foregoing audited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of February 2, 2013 and as of February 1, 2014) and do not include the Notes, which are an integral part thereof. The foregoing audited financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014 which was filed with the Securities and Exchange Commission on April 2, 2014.

JOS. A. BANK CLOTHIERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED JANUARY 28, 2012, FEBRUARY 2, 2013 AND FEBRUARY 1, 2014

	Fiscal Year
	2011	2012	2013
	(In thousands, except per share information)
NET SALES	$ 979,852	$ 1,049,313	$ 1,032,166
Cost of goods sold	371,577	437,551	435,578
GROSS PROFIT	608,275	611,762	596,588
OPERATING EXPENSES:
Sales and marketing, including occupancy costs	372,268	409,150	416,469
General and administrative	76,600	74,172	78,093
Total operating expenses	448,868	483,322	494,562
OPERATING INCOME	159,407	128,440	102,026
OTHER INCOME (EXPENSE):
Interest income	347	429	393
Interest expense	(312)	(26)	(44)
Total other income (expense)	35	403	349
Income before provision for income taxes	159,442	128,843	102,375
Provision for income taxes	61,951	49,147	39,049
NET INCOME	$ 97,491	$ 79,696	$ 63,326
PER SHARE INFORMATION
Earnings per share:
Basic	$ 3.51	$ 2.86	$ 2.26
Diluted	$ 3.49	$ 2.84	$ 2.26
Weighted average shares outstanding:
Basic	27,757	27,901	27,981
Diluted	27,961	28,013	28,053

Note: The foregoing audited Consolidated Statements of Income are excerpts from our Consolidated Financial Statements for each of the three years ended February 1, 2014 and do not include the Notes, which are considered an integral part thereof. The foregoing audited financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014 which was filed with the Securities and Exchange Commission on April 2, 2014.

JOS. A. BANK CLOTHIERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 28, 2012, FEBRUARY 2, 2013 AND FEBRUARY 1, 2014

	Fiscal Year
	2011	2012	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 97,491	$ 79,696	$ 63,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,101	28,521	29,573
Loss on disposals of property, plant and equipment	311	269	396
Asset impairment charges	294	805	1,041
Non-cash equity compensation	2,547	2,236	1,599
Increase in deferred taxes	11,029	1,267	(8,742)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(6,381)	5,262	(2,948)
(Increase) in inventories	(71,345)	(25,847)	26,180
(Increase) in prepaids and other current assets	(1,392)	(3,004)	792
(Increase) decrease in non-current assets	46	(7)	—
Increase (decrease) in accounts payable	35,159	(12,882)	(20,836)
Increase (decrease) in accrued expenses	(77)	9,782	12,053
(Decrease) in deferred rent	(1,679)	(2,069)	(4,235)
Increase (decrease) in other noncurrent liabilities	(288)	496	(4)
Net cash provided by operating activities	91,816	84,525	98,195
CASH FLOWS USED IN INVESTING ACTIVITIES:
Payments for capital expenditures	(37,531)	(35,643)	(29,285)
Proceeds from maturities of short-term investments	393,424	480,089	595,705
Payments to acquire short-term investments	(443,887)	(545,670)	(429,841)
Net cash (used in) investing activities	(87,994)	(101,224)	136,579
CASH FLOWS FROM FINANCING ACTIVITIES:
Income tax benefit from stock compensation plans	1,883	607	(40)
Net proceeds from issuance of common stock	546	784	—
Fractional share payments	—	—	—
Tax payments related to equity compensation plans	—	(634)	(491)
Net cash provided by financing activities	2,429	757	(531)
Net increase (decrease) in cash and cash equivalents	6,251	(15,942)	234,243
CASH AND CASH EQUIVALENTS, beginning of year	80,979	87,230	71,288
CASH AND CASH EQUIVALENTS, end of year	$ 87,230	$ 71,288	$ 305,531

Note: The foregoing audited Consolidated Statements of Cash Flows are excerpts from our Consolidated Financial Statements for each of the three years ended February 1, 2014 and do not include the Notes, which are considered an integral part thereof. The foregoing audited financial information should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014 which was filed with the Securities and Exchange Commission on April 2, 2014.